Exhibit 23.7
[Letterhead of Cogent Realty Advisors, LLC]
July 26, 2011
Fox Partners, as
General Partner of Century Properties Fund XVII, LP
4582 South Ulster Street Parkway, Suite 1100
Denver, CO 802372

Re:	Appraisal of Peakview Place Apartments (Englewood, Colorado) dated as of March 15, 2011, as updated June 17, 2011.
Appraisal of Creekside Apartments (Denver, Colorado) dated as of
March 16, 2011, as updated June 17, 2011.
Appraisal of The Village in the Woods Apartments (Cypress, Texas)
dated as of March 21, 2011, as updated June 3, 2011.
Ladies and Gentlemen:
     We hereby consent to the filing with the Securities and Exchange Commission (the “SEC”) of our appraisal reports, in their entirety, referenced above (each, an “Appraisal Report” and, together, the “Appraisal Reports”) with the Registration Statement on Form S-4 (the “Registration Statement”) filed by AIMCO Properties, L.P. and its affiliates (“Aimco”) and the Transaction Statement on Schedule 13E-3 filed by Aimco. We also consent to (i) the distribution of copies of each Appraisal Report, each in its entirety, to the limited partners of Century Properties Fund XVII, LP (“CPF XVII”) upon their request in connection with the merger of a subsidiary of Aimco with and into CPF XVII, with CPF XVII as the surviving entity, as described in the Registration Statement, and (ii) the reference to our firm and the description of each Appraisal Report in the Registration Statement, including any amendments and/or supplements thereto, that may be filed with the SEC. We further acknowledge that each Appraisal Report, each in its entirety, will be generally available to the public through the filings with the SEC.

COGENT REALTY ADVISORS, LLC
By:	/s/ Steven Goldberg
	Name:	Steven Goldberg
	Title:	Managing Partner